Attachment of Beneficially Owned Securities (Directly Owned)
Other Than Transaction Being Reported on Table II

Grant of Employee Stock Option (Right to Buy) on 07232002 for 200000 shares of ACS Class A Common Stock at an Exercise Price of $35.75 exercisable on 07232007 expiring on 07232012

Grant of Employee Stock Option (Right to Buy) on 03212001 for 200000 shares of ACS Class A Common Stock at an Exercise Price of $29.525 exercisable on 03212006 expiring on 03212011

Grant of Employee Stock Option (Right to Buy) on 07112000 for 100000 shares of ACS Class A Common Stock at an Exercise Price of $16.4375 exercisable on 07112005 expiring on 07112010

Grant of Employee Stock Option (Right to Buy) on 09131999 for 100000 shares of ACS Class A Common Stock at an Exercise Price of $19.50 exercisable on 09132004 expiring on 09132009

Grant of Employee Stock Option (Right to Buy) on 10081998 for 100000 shares of ACS Class A Common Stock at an Exercise Price of $11.53125 exercisable on 10082003 expiring on 10082008

Grant of Employee Stock Option (Right to Buy) on 05181998 for 80000 shares of ACS Class A Common Stock at an Exercise Price of $15.9375 exercisable on 05182003 expiring on 05182008

Grant of Employee Stock Option (Right to Buy) on 03081996 for 160000 shares of ACS Class A Common Stock at an Exercise Price of $8.4375 exercisable on 03082001 expiring on 03082006. Including the reported transaction, 104000 shares have been exercised and 56000 shares remain to be exercised